Exhibit 99.11
TRIGGER PRICE LETTER AGREEMENT

Date:	October 31, 2019

To:	M Capital Group Investors II, LLC
Cactus Holding Company, LLC
2200 South 75th Avenue
Phoenix, AZ 85043

Attn:	Chad Killebrew

From:	Citigroup Global Markets Inc.

Fax No.	212-615-8985
Reference is made to the following agreements (collectively, the “Transaction Documents”):
(a)
Trigger Price Agreement, dated as of August 23, 2019, among Citigroup Global Markets Inc. (“CGMI”), M Capital Group Investors II, LLC (“M Capital II”) and Cactus Holding Company, LLC (“Cactus I”) (the “Trigger Price Agreement”);

(b)	Trigger Price Agreement Notice, dated as of September 10, 2019, delivered by CGMI and confirmed by M Capital II and Cactus I (the “Trigger Price Agreement Notice”);
(c)
The Master Terms and Conditions for Prepaid Variable Share Forward Transactions, dated as of May 18, 2016, between M Capital II and CGMI (as amended, modified or supplemented from time to time, the “M Capital II Master Confirmation”), the Fifth Amended and Restated Transaction 1 Supplemental Confirmation to the M Capital II Master Confirmation, dated August 23, 2019 (as adjusted by the Trigger Price Agreement Notice, the “M Capital II Fifth A&R Transaction 1 Supplemental Confirmation”) and the Transaction 2 Supplemental Confirmation to the M Capital II Master Confirmation, dated August 23, 2019 (as adjusted by the Trigger Price Agreement Notice, the “M Capital II Transaction 2 Supplemental Confirmation” and, together with the M Capital II Master Confirmation and the M Capital II Fifth A&R Transaction 1 Supplemental Confirmation, the “M Capital II Confirmation”); and

(d)
The Master Terms and Conditions for Prepaid Variable Share Forward Transactions, dated as of October 30, 2015, between Cactus I and CGMI (as amended, modified or supplemented from time to time, the “Cactus I Master Confirmation”), the Sixth Amended and Restated Supplemental Confirmation to the Cactus I Master Confirmation, dated August 23, 2019 (as adjusted by the Trigger Price Agreement Notice, the “Cactus I Sixth A&R Supplemental Confirmation”), the Fifth Amended and Restated May 2016 Supplemental Confirmation to the Cactus I Master Confirmation, dated August 23, 2019 (as adjusted by the Trigger Price Agreement Notice, the “Cactus I Fifth A&R May 2016 Supplemental Confirmation”) and the Amended and Restated February 2019 Supplemental Confirmation to the Cactus I Master Confirmation, dated August 23, 2019 (as adjusted by the Trigger Price Agreement Notice, the “Cactus I A&R February 2019 Supplemental Confirmation” and, together with the Cactus I Master Confirmation, the Cactus I Sixth A&R Supplemental Confirmation and the Cactus I Fifth A&R May 2016 Supplemental Confirmation, the “Cactus I Confirmation”).

WHEREAS, on October 23, 2019, a Reset Trigger Price Event occurred under the Trigger Price Agreement;
WHEREAS, in lieu of CGMI exercising its right under Section 1(b) of the Trigger Price Agreement to require each of M Capital II and Cactus I to pay currently Trigger Price Reset Amounts to reset both the Reset Trigger Price and the Early Termination Trigger Price, the parties intend to reset only the Reset Trigger Price and provide for M Capital II and Cactus I to make a payment to CGMI that will be available only to reduce Trigger Price Reset Amounts, if any, that would otherwise be payable following the occurrence of any future Reset Trigger Price Events, with any remainder taken into account in the next extensions, if any, of the “Transactions” under the M Capital II Confirmation and Cactus I Confirmation.

Accordingly, the parties hereto agree as follows:
Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Trigger Price Agreement.
1.          As of the date hereof, the Reset Trigger Price shall be increased from USD 37.85 to USD 38.50.  For the avoidance of doubt, the Early Termination Trigger Price shall not be increased.
2.          On or prior to December 9, 2019 (the “Payment Deadline”), M Capital II shall pay CGMI USD 3,840,000 and Cactus I shall pay CGMI USD 2,160,000 (each, a “Letter Payment Amount”), which payment obligation shall constitute a Secured Obligation under its respective Pledge Agreement and shall be payable whether or not a Reset Trigger Price Event or Trigger Price Termination Event occurs following the date hereof. If CGMI does not receive such Letter Payment Amounts from each of M Capital II and Cactus I by such Payment Deadline, it shall constitute a Trigger Price Termination Event under the Trigger Price Agreement.
3.          If a Reset Trigger Price Event occurs and CGMI exercises its right under Section 1(b) of the Trigger Price Agreement to require each of M Capital II and Cactus I to pay Trigger Price Reset Amounts, the Trigger Price Reset Amount otherwise payable by each of M Capital II and by Cactus I in respect of such Reset Trigger Price Event shall be reduced by the Letter Payment Amount payable  by it under Section 2 above.
4.          Following the date hereof, if and only if each of M Capital II and Cactus I enter into an agreement with CGMI to extend the Scheduled Valuation Dates of each “Transaction” under the M Capital II Confirmation and Cactus I Confirmation, respectively, then the remaining Letter Payment Amount actually paid by it under Section 2 above, but not used to reduce Trigger Price Reset Amounts otherwise payable under Section 3 above, shall be taken into account by CGMI in determining the economic terms of such agreements.
5.          Sections 4 and 5 of the Trigger Price Agreement shall apply to this Letter Agreement mutatis mutandis.

Yours sincerely,

CITIGROUP GLOBAL MARKETS INC.

		By:	/s/ James Heathcote
		Name:	James Heathcote
		Title:	Authorized Signatory

Acknowledged and Agreed:

M CAPITAL GROUP INVESTORS II, LLC

By:	JERRY AND VICKIE MOYES FAMILY TRUST, its Manager

By:	/s/ Jerry C. Moyes
Name:	Jerry C. Moyes
Title:	Co-Trustee of the Manager

By:	/s/ Vickie Moyes
Name:	Vickie Moyes
Title:	Co-Trustee of the Manager

CACTUS HOLDING COMPANY, LLC

By:	JERRY AND VICKIE MOYES FAMILY TRUST, its Manager

By:	/s/ Jerry C. Moyes
Name:	Jerry C. Moyes
Title:	Co-Trustee of the Manager

By:	/s/ Vickie Moyes
Name:	Vickie Moyes
Title:	Co-Trustee of the Manager

[Trigger Price Letter Agreement]

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